Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

CNET NETWORKS, INC.

at

$11.50 NET PER SHARE

Pursuant to the Offer to Purchase dated May 23, 2008

by

TEN ACQUISITION CORP.

a wholly-owned subsidiary of

CBS CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 20, 2008, UNLESS THE

TENDER OFFER IS EXTENDED.

May 23, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 23, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by Ten Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of CBS Corporation, a Delaware corporation (“CBS”), to purchase for cash all outstanding shares of common stock, par value $0.0001 per share (including the associated preferred stock purchase rights, the “Shares”) of CNET Networks, Inc., a Delaware corporation (“CNET”), at a purchase price of $11.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $11.50 per Share, net to you in cash, without interest thereon and less any required withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on June 20, 2008 unless the Offer is extended by the Purchaser.

4. The Offer is subject to certain conditions described in Section 15 (“Certain Conditions of the Offer”) of the Offer to Purchase.

5. Tendering stockholders who are registered stockholders or who tender their Shares directly to BNY Mellon Shareowner Services (the “Depositary”), will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Purchaser’s purchase of Shares pursuant to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 15, 2008 (as it may be amended from time to time, the “Merger Agreement”), by and among CNET, CBS and the Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into CNET (the “Merger”) with CNET continuing as the surviving corporation, wholly-owned by CBS. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by (i) CBS or the Purchaser, which Shares will be cancelled and shall cease to exist, (ii) N Holdings I Inc., a subsidiary of CBS, which Shares will be unaffected, or (iii) stockholders who exercise appraisal rights under Delaware law with respect to such Shares) will be cancelled and converted into the right to receive $11.50 or any greater per Share price paid in the Offer, without interest thereon and less any required withholding taxes.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CNET NETWORKS, INC.

at

$11.50 NET PER SHARE

Pursuant to the Offer to Purchase dated May 23, 2008

by

TEN ACQUISITION CORP.

a wholly-owned subsidiary of

CBS CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 23, 2008, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by Ten Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of CBS Corporation, a Delaware corporation (“CBS”), to purchase for cash all outstanding shares of common stock, par value $0.0001 per share (including the associated preferred stock purchase rights, the “Shares”) of CNET Networks, Inc., a Delaware corporation (“CNET”), at a purchase price of $11.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:            SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))
Please Print Names(s)
Address Include Zip Code

Area code and Telephone no.

Tax Identification or Social Security No.

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